  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999.
                                                          REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             PEREGRINE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                       95-3773312
     (State or other jurisdiction of                      (IRS Employer
     incorporation or organization)                    Identification Number)

                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                               ------------------

                                RICHARD T. NELSON
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 481-5000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   COPIES TO:
                             DOUGLAS H. COLLOM, ESQ.
                            ROBERT F. KORNEGAY, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS
                             REGISTRATION STATEMENT.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    PROPOSED MAXIMUM OFFERING        PROPOSED MAXIMUM           AMOUNT OF
         TO BE REGISTERED              REGISTERED        PRICE PER SHARE (1)      AGGREGATE OFFERING PRICE     REGISTRATION FEE
                                                                                             (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....  754,231 shares            $36.5625                  $27,576,570                $7,666
=================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low bid prices as reported on the Nasdaq National Market on September 8, 1999.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS (SUBJECT TO COMPLETION) DATED SEPTEMBER 10, 1999


Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, California 92130
Telephone Number: (858) 481-5000


                                 754,231 Shares

                                     [LOGO]

                                  COMMON STOCK


         These shares may be offered and sold from time to time by a certain stockholder of the Company identified in this prospectus. See "Selling Stockholder." The selling stockholder acquired 541,675 of the shares on July 16, 1999 and 212,556 of the shares on August 11, 1999 from RL Investment Limited in a private sale. RL Investment Limited had acquired all of the shares on April 2, 1999 in connection with Peregrine Systems, Inc.'s ("PSI") purchase of the entire issued share capital of F.Print UK Limited.

         The selling stockholder will receive all of the net proceeds from the sale of the shares. This stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. The Company will not receive any proceeds from the sale of the shares.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

         PSI's common stock is quoted on the Nasdaq National Market under the symbol "PRGN." On September 8, 1999, the last reported sale price of the common stock was $37.00 per share.

                               ------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS
       HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF
            THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                               SEPTEMBER ___, 1999

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information......................................................  2
Information Incorporated by Reference......................................  2
Forward Looking Information................................................  3
The Company................................................................  4
Risk Factors...............................................................  4
Use of Proceeds............................................................ 11
Selling Stockholder........................................................ 11
Plan of Distribution....................................................... 12
Legal Matters.............................................................. 13
Experts.................................................................... 13

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of PSI common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         In this prospectus, the "Registrant," "Peregrine," "PSI," "we," "us," and "our" refer to Peregrine Systems, Inc. and its predecessor.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.peregrine.com or at the SEC's web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act"), until the selling stockholder sells all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-____). The documents we incorporate by reference are:

1.  Our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

2.  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

3. Our Current Report on Form 8-K dated April 2, 1999 relating to the acquisition of F.Print UK, Limited;

4.  The description of our common stock contained in its Registration
Statement     on Form 8-A as filed with the SEC on March 7, 1997.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130; telephone number
(858) 481-5000.

                           FORWARD LOOKING INFORMATION

         This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended March 31, 1999, and our quarterly report on Form 10-Q for the quarter ended June 30, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                   THE COMPANY

         We provide enterprise infrastructure management application software. The objective of our infrastructure management strategy is to provide organizations control over their infrastructure assets and related information throughout the asset life cycle. Our applications enable customers to maximize the availability of assets, minimize investments and expenses, consolidate enterprise data, and interface to enterprise applications. We develop, market, and support an integrated suite of applications that automates the management of complex, enterprise-wide information and infrastructure assets. Our main product suites, SERVICECENTER and ASSETCENTER, are designed to address the enterprise service desk and asset management requirements of large organizations. These product suites can be deployed across all major hardware platforms and network operating systems and protocols. Each utilizes advanced client/server and intelligent agent technologies and a modular architecture. To optimize performance and minimize costs, the SERVICECENTER and ASSETCENTER product suites are intended to provide organizations a single view of all elements of their infrastructure.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE SHARES YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         HISTORY OF OPERATING LOSSES. Through June 30, 1999, we have recorded cumulative net losses of approximately $44.6 million, including approximately $37.2 million related to the write-off of acquired in-process research and development in connection with acquisitions. Our applications have changed substantially since the mid-1990s. In addition, we have acquired or developed a significant number of applications bringing our total number of applications to in excess of 20 in the last three years. As a result, prediction of our future operating results is difficult, if not impossible. Although we achieved profitability during the years ended March 31, 1998 and 1999 (excluding the impact of the $33.0 million charge related to acquired in-process research and development in connection with the acquisitions), there can be no assurance that we will be able to remain profitable on a quarterly or annual basis. In addition, we do not believe that the growth in revenues we have experienced in recent years is indicative of future revenue growth or future operating results.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; LENGTHY SALES CYCLE; SEASONALITY. Our quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond our control. These factors include, among others, our ability to develop, introduce and market new and enhanced versions of our software on a timely basis; market demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of new software product announcements or releases by Peregrine or our competitors; changes in our pricing policies or out competitors; changes in our business strategies; budgeting cycles of our potential customers; changes in the mix of software products and services sold; reliance on indirect sales forces like systems integrators and channels; changes in the mix of revenues attributable to domestic and international sales; the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes. We have often recognized a substantial portion of our revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of our products may be deferred or canceled, which could have a material adverse effect on our business, operating results and financial condition.

         The license of our software generally requires us to engage in a sales cycle that typically takes approximately six to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of the transaction and the level of competition which we encounter in our selling activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on our business, operating results and financial condition.

         Our business has experienced and is expected to continue to experience seasonality. Our revenues and operating results in our December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of our sales force to meet fiscal year-end sales quotas. In addition, we are currently attempting to expand our presence in international markets, including Europe, the Pacific Rim, and Latin America. International revenues comprise a significant percentage of our total revenues, and we may experience additional variability in demand associated with seasonal buying patterns in such foreign markets.

         RISKS ASSOCIATED WITH PEREGRINE ACQUISITIONS. Since September 1997, we have completed five acquisitions. In the future Peregrine may make acquisitions of, or large investments in, other businesses that offer products, services, and technologies that further our goal of providing integrated infrastructure management software solutions to businesses. Past acquisitions and any future acquisitions or investments that Peregrine may complete present risks commonly encountered with these types of transactions. The following are examples of such risks:

         - difficulty in combining the technology, operations, or work force of the acquired business
         - disruption of on-going businesses
         - difficulty in realizing the potential financial and strategic position of Peregrine through the successful integration of the acquired business
         - difficulty in maintaining uniform standards, controls, procedures, and policies - possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel
         - difficulty in adding significant numbers of new employees, including training, evaluation, and coordination of effort of all employees towards our corporate mission
         - diversion of management attention
         - difficulty in obtaining preferred acquisition accounting treatment for these types of transactions; likelihood that future acquisitions will require purchase accounting resulting in increased intangible assets and goodwill, substantial amortization of such assets and goodwill, and a negative impact on reported earnings
         - potential dilutive effect on earnings

         The risks described above, either individually or in the aggregate, could materially adversely affect our business, operating results, and financial condition. Future acquisitions, if any, could provide for consideration to be paid in cash, shares of Peregrine common stock, or a combination of cash and Peregrine common stock. However, we may not be able to complete any such additional acquisitions in the future.

         DEPENDENCE ON MARKET ACCEPTANCE OF INFRASTRUCTURE MANAGEMENT SOFTWARE SOLUTIONS. Until recently, our product strategy has focused on integrating a broad array of IT management applications with other traditional internal help desk applications to create an Enterprise Service Desk capable of managing multiple aspects of an enterprise's IT structure. In recent years, we have broadened our product line beyond traditional IT infrastructure management to offer a more comprehensive product suite capable of managing a business enterprise's IT infrastructure, physical plant and facilities, communications infrastructure, distribution systems, and fleets.

         In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions, and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, we believe that a market for integrated enterprise-wide infrastructure management solutions, including applications for IT management, asset management, building and facilities management, communications resource management, distribution systems management, and fleet management, is evolving from existing requirements for specific IT management solutions. However, the existence of such a market is unproven. If such a market does not fully develop, this would have a materially adverse effect on our business, results of operations, or financial condition. Regardless of the development of a market for integrated Infrastructure Management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of one or more of our Infrastructure Management applications, could have a material adverse effect on our business, results of operations, and financial condition.

          As a result of rapid technology change in our industry, our position in existing markets or other markets that we may enter can be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance depends in part upon our ability to improve existing products, develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments.

         DEPENDENCE ON KEY PERSONNEL. Our success will depend to a significant extent on the continued service of our senior management and certain other key employees, including selected sales, consulting, technical and marketing personnel. Few of our employees, including senior management, are bound by an employment or noncompetition agreement. In addition, we do not generally maintain key man life insurance on any employee. The loss of the services of one or more of our executive officers or key employees or the decision of one or more of such officers or employees to join a competitor or otherwise compete directly or indirectly with us could have a material adverse effect on our business, operating results and financial condition.

         ABILITY TO RECRUIT PERSONNEL.

         EXECUTIVE OFFICERS AND KEY PERSONNEL. Our future success will likely depend in large part on our ability to attract and retain additional highly skilled technical, sales, management, and marketing personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel. New employees generally require substantial training in the use of our products. We may not succeed in attracting and retaining such personnel. If we do not, our business, operating results, and financial condition could be materially adversely affected.

         FOREIGN EMPLOYEES. To achieve our business objectives we must be able to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase our reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary, including as a result of limitations imposed by federal immigration laws and the availability of visas issued thereunder, could materially adversely affect our business and operating results. Foreign computer professionals such as those employed by us typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited by federal immigration law. Currently, Congress is considering approving an increase in the number of visas available. We cannot predict whether such legislation will ultimately become law. We also cannot predict what effect any future changes in the federal immigration laws will have on our business, operating results, or financial condition.

         COMPETITION. The market for our products is highly competitive and diverse. The technology for Infrastructure Management software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered.

         EXISTING COMPETITION. We have faced competition from a number of sources, including:

         - providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc. (now a division of Tivoli Systems, Inc.)
         - customer interaction software companies such as Clarify, Inc. and The Vantive Corporation, whose products include internal help desk applications
         - information technology and systems management companies such as IBM, Computer Associates International, Inc., Network Associates, Inc., and Hewlett-Packard Company
         - providers of asset management and facilities management software
         - the internal information technology departments of those companies with infrastructure management needs

         FUTURE COMPETITION. Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise Infrastructure Management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

         Our ability to sell our products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. These providers of system management products may decide to close their systems to competing vendors like Peregrine. They may also decide to bundle their infrastructure management and/or help-desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. The results of increased competition including price reductions of our products, reduced gross margins, and reduction of market share, could materially adversely affect our business, operating results, and financial condition.

         GENERAL COMPETITION. Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than Peregrine. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by Peregrine may materially adversely affect our business, operating results, and financial condition.

         MANAGEMENT OF GROWTH. We have grown significantly in recent periods, with total revenues increasing from $35.0 million in fiscal 1997 to $61.9 million in fiscal 1998, and to $138.1 million in fiscal 1999.

         If we achieve our growth plans, including the integration of technology acquired in acquisitions, such growth may burden our operating and financial systems. This burden will require large amounts of senior management attention and will require the use of other Peregrine resources. Our ability to compete effectively and to manage future growth (and our future operating results) will depend in part on our ability to implement and expand operational, customer support, and financial control systems and to expand, train, and manage our employees. In particular, in connection with the acquisitions, we will be required to integrate additional personnel and to augment or replace existing financial and management systems. Such integration could disrupt our operations and could adversely affect our financial results. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to do so could materially adversely affect our business, operating results, and financial condition.

         CAPITAL COMMITMENT. In June 1999, we entered into a series of leases providing approximately 540,000 square feet of office space, including an option for approximately 118,000 square feet of space. Even excluding the exercise of the option, the leases require minimum lease payments of approximately $124 million over the terms of the leases, approximately twelve years. This office space (including the option) is intended for a five building campus setting in San Diego, California. Construction has commenced on the first building and the final building is scheduled for delivery in 2003. The capital commitments, construction oversight, and moving of personnel and facilities involved in a transaction of this type and magnitude present numerous risks involving estimation of future events, including growth of our business, and execution of the transaction. Examples of the risks involved include: failure to properly estimate the growth of our business in the future; inability to sublease excess office space that may result; disruption of operations; and inability to match substantially-fixed lease payments with fluctuating revenues.

         EXPANSION OF DISTRIBUTION CHANNELS. We sell our products through our direct sales force and a limited number of distributors and we provide maintenance and support services through our technical and customer support staff. We plan to continue to invest large amounts of resources to our direct sales force, particularly in North America where we have recently opened several new sales offices. In addition, we are developing additional sales and marketing channels through system integrators and original equipment manufacturers and other channel partners. We may not be able to attract channel partners that will be able to market our products effectively or that will be qualified to provide timely and cost-effective customer support and service. If we establish distribution through such indirect channels, our agreements with channel partners may not be exclusive. As a result, such channel partners may also carry competing product lines. If we do not establish and maintain such distribution relationships, this could materially adversely affect our business, operating results, and financial condition.

         INTERNATIONAL OPERATIONS. International sales represented approximately 36% of our total revenue both in fiscal 1998 and fiscal 1999. We currently have international sales offices in Utrecht, Brussels, Stockholm, Copenhagen, Frankfurt, London, Paris, Singapore, Tokyo, Milan, Rome and Sydney. Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, Latin America, and the Pacific Rim. Accordingly, we intend to expand our current international operations and enter additional international markets. Such expansion will require significant management attention and financial resources. Our international operations are subject to a variety of risks associated with conducting business internationally, including the following:

         - fluctuations in currency exchange rates
         - longer payment cycles
         - difficulties in staffing and managing international operations
         - problems in collecting accounts receivable
         - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world
         - increases in tariffs, duties, price controls, or other restrictions on foreign currencies trade barriers imposed by foreign countries

         These factors could materially adversely affect our business, operating results, and financial condition. We have only limited experience in developing local-language versions of our products and marketing and distributing its products internationally. We may not be able to successfully translate, market, sell and deliver our products internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, operating results, and financial condition could be adversely affected.

         Recent instability in the Asian-Pacific economies and financial markets could adversely affect our business, operating results, and financial condition in future quarters as well.

         CURRENCY FLUCTUATION. A large portion of our business is conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may experience currency losses in the future. We currently maintain a foreign exchange hedging program, consisting principally of purchases of one month forward-rate currency contracts. However, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations.

         ISSUES RELATED TO THE EUROPEAN MONETARY CONVERSION. On January 1, 1999, certain member states of the European Economic Community (the "EEC") fixed their respective currencies to a new currency, the euro. On that date, the euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currency, such as the French franc or deutsche mark, and the euro. Companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the euro. Our AssetCenter product was originally developed for the European market and is capable of managing currency data measured in euros. We are still assessing the impact that the euro will have on our internal systems and our other products. We will take corrective actions based on the results of such assessment. We have not yet determined the costs related to this problem. Issues related to the introduction of the euro may materially adversely affect our business, operating results, and financial condition.

         CONTROL BY EXISTING STOCKHOLDERS. Based on shares outstanding as of May 31, 1999, Peregrine's officers, directors, and entities directly related to such individuals together beneficially own approximately 28.6% of the outstanding shares of Peregrine common stock. In particular, John J. Moores, Chairman of Peregrine's board of directors, owns approximately 22.3% of the outstanding shares. As a result, Peregrine's officers and directors will be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations, and sales of all or substantially all of the assets of Peregrine. Such concentrated share ownership may prevent or discourage potential bids to acquire Peregrine unless the terms of acquisition are approved by such officers and directors.

         PRODUCT DEVELOPMENT DELAYS. We have experienced product development delays in the past and may experience delays in the future. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products. Any such new or improved products may not achieve market acceptance. Our current or future products may not conform to industry requirements. If we are unable, for technological or other reasons, to develop and introduce new and improved products in a timely manner, our business, operating results, and financial condition could be adversely affected.

         Because our software products are complex, these products may contain errors that could be detected at any point in a product's life cycle. In the past we have discovered software errors in certain of our products and have experienced delays in shipment of our products during the period required to correct these errors. Despite testing by Peregrine and by current and potential customers, errors in our products may be found in the future. Detection of such errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. If any of these results were to occur, our business, operating results, and financial condition could be materially adversely affected.

         DEPENDENCE ON PROPRIETARY TECHNOLOGY. Our success will be heavily dependent upon proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Such means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while we do not expect software piracy to be a persistent problem, some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources to Peregrine and could materially adversely affect our business, operating results, and financial condition.

         RISKS OF INFRINGEMENT. While we are not aware that any of our software product offerings infringes the proprietary rights of third parties, third parties may claim infringement with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

         PRODUCT LIABILITY. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. We may be subject to such claims in the future. A product liability claim could materially adversely affect our business, operating results, and financial condition.

         UNDESIGNATED PREFERRED STOCK. Peregrine's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by Peregrine's stockholders. The issuance of preferred stock allows Peregrine to have flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by the Peregrine stockholders. As a result, the market price of the Peregrine common stock and the voting and other rights of the holders of Peregrine common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. Peregrine has no current plans to issue any shares of preferred stock.

         CHARTER PROVISIONS. Certain provisions of Peregrine's charter documents eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to increase the likelihood of continuity and stability in the composition of the Peregrine board of directors and in the policies set by the board. These provisions also discourage certain types of transactions which may involve an actual or threatened change of control transaction. These provisions are designed to reduce the vulnerability of Peregrine to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, they could have the effect of discouraging others from making tender offers for Peregrine's shares. As a result, these provisions may prevent the market price of Peregrine common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in the management of Peregrine.

         ANTITAKEOVER EFFECTS OF DELAWARE LAW. Peregrine is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including Peregrine, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving Peregrine and the interested stockholder and the sale of more than 10% of Peregrine's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. Peregrine has not "opted out" of the antitakeover provisions of Delaware Law.

         VOLATILITY OF TRADING PRICES. We completed the initial public offering of Peregrine common stock in April 1997. Prior to April 1997 no public market existed for Peregrine common stock. In the past, the market price of our common stock has varied greatly and the volume of our common stock traded has fluctuated greatly as well. We expect such fluctuation to continue. The fluctuation result due to a number of factors including:

         - any shortfall in revenues or net income from revenues or net income expected by securities analysts
         - announcements of new products by Peregrine or our competitors
         - quarterly fluctuations in our financial results or the results of other software companies, including those of our direct competitors
         - changes in analysts' estimates of our financial performance, the financial performance of our competitors, or the financial performance of software companies in general
         - general conditions in the software industry - changes in prices for our products or the products of our competitors

         - changes in our revenue growth rates or the growth rates of our competitors
         - sales of large blocks of the Peregrine common stock conditions in the financial markets in general

         In addition, the stock market may from time to time experience extreme price and volume fluctuations. Many technology companies in particular have experienced such fluctuations. Often such fluctuations have been unrelated to the operating performance of the specific companies. The market prices of our common stock may experience significant fluctuations in the future.

         RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS. The markets for our products are subject to rapid technological change, changing customer needs, frequent new product introductions, and evolving industry standards that may render existing products and services obsolete. As a result, our position in our existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. Our product development efforts are expected to continue to require substantial investments. There can be no assurance that we will have sufficient resources to make the necessary investments. We have in the past experienced development delays, and there can be no assurance that we will not experience such delays in the future. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that our current or future products will conform to industry requirements. Our inability, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on business, results of operations, and financial condition.

         Software products as complex as those we offer may contain errors that may be detected at any point in a product's life cycle. We have in the past discovered software errors in certain of our products and have experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation, or increased service and warranty costs, any of which could have a material adverse effect on our business, results of operations, and financial condition.

                              USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares by the selling stockholder.

                            SELLING STOCKHOLDER

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock by the selling stockholder. All information contained in the table below is based on beneficial ownership as of June 30, 1999.

                                                      BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING (2)    NUMBER OF       AFTER OFFERING
                                                      ---------------------     SHARES      --------------------
SELLING STOCKHOLDER (1)                                 NUMBER    PERCENT       OFFERED       NUMBER    PERCENT
-----------------------                               ---------  ----------     -------     ---------  ---------
PaineWebber International (UK) Ltd.                   754,231      1.52%        754,231         0          0%
  1 Finsbury Avenue
  London, England
  EC2M2PA

------------------------

(1) The selling stockholder acquired 541,675 of the shares on July 16, 1999 and 212,556 of the shares on August 11, 1999 from RL Investment Limited in a private sale. RL Investment Limited had acquired all of the shares on April 2, 1999 in connection with Peregrine Systems, Inc.'s ("PSI") purchase of the entire issued share capital of F.Print UK Limited (the "F.Print Purchase"). All of the shares offered hereby are being sold by the selling stockholder. Pursuant to the terms of the Registration Rights Agreement, dated as of April 2, 1999, which was entered into in connection with the F.Print Purchase (the "Registration Rights Agreement"), the Company undertook to use its best efforts to effect the registration of the shares issued to RL Investment Limited and transferred to the selling stockholder.

(2) Applicable percentage ownership is based on 49,666,638 shares of common stock outstanding as of June 30, 1999, which reflects the issuance of a total of 754,231 shares in connection with the F.Print Purchase. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of June 30, 1999 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire the Company's capital stock that are presently outstanding or granted in the future or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. Such sales may be made on the NASDAQ National Market, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by means of one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the NASDAQ National Market; (d) ordinary brokerage transactions in which the broker solicits purchasers; and
(e) privately negotiated transactions. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         The Company has advised the selling stockholder that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, the Company will make copies of this prospectus available to the selling stockholder and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

         All costs, expenses and fees in connection with the registration of the shares will be borne one-half by the selling stockholder and one-half by the Company. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sale of the shares.

         The Company may suspend the use of this prospectus for a discrete period of time, not exceeding thirty (30) days, if, in the reasonable judgment of the Company, such sales would require public disclosure by the Company of material nonpublic information that is not included in the Registration Statement. The Company may not exercise this delay right more than once. The Company is obligated in the event of such suspension to use its best efforts to ensure that the use of the prospectus may be resumed as soon as practicable.

         The Company has agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective for up to forty-five (45) calendar days following the effective date of this Prospectus. Trading of any unsold shares after the expiration of forty-five (45) days following the effective date of this prospectus will be subject to compliance with all applicable securities laws, including Rule 144.

         There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by it hereunder.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements of the Company as of March 31, 1999 and 1998 and for the three years in the period ended March 31, 1999, incorporated by reference in this prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                                  Amount to
                                                                   be paid
                                                                  ---------
         SEC registration fee......................................$ 7,666
         Nasdaq National market listing fee........................$15,085
         Printing expenses.........................................$10,000
         Legal fees and expenses...................................$10,000
         Accounting fees and expenses..............................$ 7,500
         Miscellaneous expenses....................................$ 4,749
                                                                   -------
                           Total...................................$55,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

         Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

         The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registration Rights Agreement dated April 2, 1999, entered into by the Registrant in connection with its purchase of all of the outstanding shares of F.Print provides that the Registrant will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 16.  EXHIBITS

EXHIBIT NO.       DESCRIPTION

    4.1 Registration Rights Agreement dated April 2, 1999, granted by the Registrant to the party or parties identified therein
    5.1           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation
   23.1           Consent of Arthur Andersen LLP, Independent Public Accountants
   23.2           Consent of Counsel (included in Exhibit 5.1)
   24.1 Power of Attorney (reference is made to the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and
              (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
              Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 10th day of September, 1999.

                                  PEREGRINE SYSTEMS, INC.


                                  By:       /s/ David A. Farley
                                     -------------------------------------
                                               David  A. Farley
                                        Senior Vice President, Finance and
                                    Administration and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Stephen P. Gardner and David A. Farley their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                            Title                                    Date
         ---------                                            -----                                    ----
            /s/ Stephen P. Gardner                   President, Chief Executive Officer,          September 10, 1999
--------------------------------------------         and Director (Principal Executive Officer)
             (Stephen P. Gardner)


            /s/ David A. Farley                      Senior Vice President, Finance and           September 10, 1999
--------------------------------------------         Administration, Chief Financial Officer
             (David  A. Farley)                      and Director (Principal Financial Officer)


            /s/ John J. Moores                       Chairman of the Board of Directors           September 10, 1999
--------------------------------------------
             (John J. Moores)


            /s/ Christopher A. Cole                  Director                                     September 10, 1999
--------------------------------------------
             (Christopher A. Cole)


            /s/ Richard A. Hosley II                 Director                                     September 10, 1999
--------------------------------------------
             (Richard A. Hosley II)


            /s/ Charles E. Noell III                 Director                                     September 10, 1999
--------------------------------------------
             (Charles E. Noell III)


            /s/ Norris van den Berg                  Director                                     September 10, 1999
--------------------------------------------
             (Norris van den Berg)


            /s/ Thomas G. Watrous, Sr.               Director                                     September 10, 1999
--------------------------------------------
             (Thomas G. Watrous, Sr.)


            /s/ Matthew C. Gless                     Principal Accounting Officer                 September 10, 1999
--------------------------------------------
             (Matthew C. Gless)

                                                 EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

    4.1 Registration Rights Agreement dated April 2, 1999, granted by the Registrant to the party or parties identified therein
    5.1           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation
   23.1           Consent of Arthur Andersen LLP, Independent Public Accountants
   23.2           Consent of Counsel (included in Exhibit 5.1)
   24.1 Power of Attorney (reference is made to the signature page of this Registration Statement).